Chuy’s Holdings, Inc. Announces Second Quarter 2017 Financial Results

AUSTIN, Texas, August 3, 2017 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) today announced financial results for the second quarter ended June 25, 2017.
Highlights for the second quarter ended June 25, 2017 were as follows:

•	Revenue increased 7.5% to $94.5 million from $87.9 million in the second quarter of 2016.

•	Comparable restaurant sales decreased 1.0% as compared to the same period in 2016.

•	Net income was $5.3 million, or $0.31 per diluted share, compared to $5.8 million, or $0.34 per diluted share, in the second quarter of 2016.

•	Restaurant-level operating profit(1) was $18.1 million compared to $18.4 million in the second quarter of 2016.

•	Three new restaurants opened during the second quarter of 2017.

(1)
Restaurant-level operating profit is a non-GAAP measure. For a reconciliation of restaurant-level operating profit to the most directly comparable GAAP measure see the accompanying financial tables. For a discussion of why we consider restaurant-level operating profit useful, see “Non-GAAP Measures” below.

Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. stated, “Despite ongoing challenges in the restaurant industry, we remain focused on fundamentals and execution at the store level, to ensure we provide our guests with high-quality food and great service in an upbeat environment. In addition, we are redoubling our efforts with regard to local store marketing and continue to refine our social media strategies in order to increase awareness of the Chuy’s brand.”
Hislop added, “While we’re pleased with our new unit performance to date, for the full year we are refining our development target to 12 new restaurants - the lower end of our previous range. Additionally, we’re continuing to review our 2018 pipeline, as we believe it makes sense to temper the speed of our new unit openings given the uncertainty of industry-wide sales, while keeping an eye on creating the best returns for our shareholders. We currently expect 2018 openings to range between 8 and 12 units. Our strong balance sheet gives us the flexibility to thoughtfully manage our development in the near-term, and the ability to use our excess capital in other ways to create value to our shareholders. We continue to believe we have substantial room for growth ahead of us and remain excited about the long-term prospects of the Chuy’s brand.”
Second Quarter 2017 Financial Results
Revenue increased $6.6 million, or 7.5%, to $94.5 million in the second quarter of 2017 compared to the second quarter of 2016. The increase was driven by $10.9 million in incremental revenue from an additional 134 operating weeks provided by 14 new restaurants which opened during and subsequent to the second quarter of 2016. This increase was partially offset by a decrease in revenue related to our non-comparable restaurants that are not included in the incremental revenue discussed above and the loss of 13 operating weeks due to the closing of the Charlotte, NC location during the third quarter of 2016. Revenue for the non-comparable restaurants is historically lower as the restaurants transition out of the 'honeymoon' period that follows a restaurant's initial opening.
Comparable restaurant sales decreased 1.0% in the second quarter of 2017 as compared to the same period in 2016. The decrease in comparable sales was driven by a 2.4% decrease in average weekly customers offset by a 1.4% increase in average check. Comparable restaurant sales and average weekly customers were negatively affected by approximately 30 basis points due to Easter falling in the second quarter of 2017 compared to the first quarter of 2016. The comparable restaurant base consisted of 64 restaurants at the end of the second quarter of 2017.
Total restaurant operating costs as a percentage of revenue increased to 80.8% in the second quarter of 2017 from 79.0% in the second quarter of 2016. This increase was primarily driven by higher labor costs due to hourly labor rate inflation, higher operating costs due to increases in repairs and maintenance and utility costs and higher cost of sales driven by unfavorable commodity pricing.
Net income was $5.3 million, or $0.31 per diluted share, compared to $5.8 million, or $0.34 per diluted share, in the second quarter of 2016.
Development Update
During the second quarter, three new Chuy’s restaurants were opened in West Chester, Ohio, Olathe, Kansas and Westminster, Colorado. Subsequent to the end of the second quarter, one additional Chuy’s restaurant was opened in Warrenville, Illinois.
2017 Outlook
The Company has revised its fiscal year 2017 guidance and now expects its diluted net income per share to range from $1.04 to $1.08 versus a previous range of $1.11 to $1.15. The diluted net income per share guidance for fiscal year 2017 includes an estimated $0.05 per share positive impact due to the fourth quarter of 2017 containing 14 weeks versus 13 weeks in fiscal 2016 and is further based, in part, on the following annual assumptions:

•	Comparable restaurant sales growth of (1.5%) to 0.5% versus a previous range of 0.5% to 1.5%;

•	Restaurant pre-opening expenses of $6.0 million to $6.5 million versus a previous range of $5.8 million to $6.3 million;

•	General and administrative expense of $19.5 million to $20.0 million versus a previous range of $20.6 million to $21.1 million;

•	An effective tax rate of 28% to 30% versus a previous range of 29% to 31%;

•	The opening of 12 new restaurants versus a previous range of 12 to 14;

•	Annual weighted average diluted shares outstanding of 17.0 million to 17.1 million shares; and

•	Net capital expenditures (net of tenant improvement allowances) of $36.0 million to $41.0 million versus a previous range of $39.0 million to $44.0 million.

The following definitions apply to these terms as used in this release:
Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check.
Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price influences as well as changes in menu mix.
Average weekly customers is measured by the number of entrées sold per week. Our management team uses this metric to measure changes in customer traffic.
Total restaurant operating costs includes cost of sales, labor, operating, occupancy and marketing costs.

Conference Call
The Company will host a conference call to discuss financial results for the second quarter of 2017 today at 5:00 p.m. Eastern Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer will host the call.
The conference call can be accessed live over the phone by dialing 877-675-4756 or for international callers by dialing 719-457-2640. A replay will be available after the call and can be accessed by dialing 844-512-2921 or for international callers by dialing 412-317-6671; the passcode is 2512993. The replay will be available until Thursday, August 10, 2017. The conference call will also be webcast live from the Company’s website at www.chuys.com under the investors section. An archive of the webcast will be available through our website shortly after the call has concluded.

About Chuy’s
Founded in Austin, Texas in 1982, Chuy’s owns and operates 86 full-service restaurants across 19 states serving a distinct menu of authentic, made from scratch Tex-Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”. For further information about Chuy’s, including the nearest location, visit the Chuy’s website at www.chuys.com.

Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurant openings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, or our effective tax rate, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as timing of holidays, weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

Non-GAAP Measures
We prepare our financial statements in accordance with GAAP. Within our press release, we make reference to non-GAAP restaurant-level operating profit and restaurant-level operating margin. Restaurant-level operating profit represents income (loss) from operations plus the sum of general and administrative expenses, restaurant pre-opening costs and depreciation and amortization. Restaurant-level operating profit is presented because: (i) we believe it is a useful measure for investors to assess the operating performance of our restaurants without the effect of non-cash depreciation and amortization expenses; and (ii) we use restaurant-level operating profit internally as a benchmark to evaluate our restaurant operating performance and to compare our performance to that of our competitors. Additionally, we present restaurant-level operating profit because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, and restaurant pre-opening costs. Although we incur pre-opening costs on an ongoing basis as we continue to open new restaurants, the pre-opening costs are not a component of a restaurant's ongoing operating expenses. The use of restaurant-level operating profit thereby enables us and our investors to compare operating performance between periods and to compare our operating performance to the performance of our competitors. The measure is also widely used within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. The use of restaurant-level operating profit as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. We present restaurant-level operating margin for the same reasons we present restaurant-level operating profit.
Restaurant-level operating profit and restaurant-level operating margin exclude various expenses as discussed above that may materially impact our consolidated results of operations. As a result, these measures are not indicative of the Company’s consolidated results of operations. We present these measures exclusively as supplements to, and not substitutes for, net income or income from operations computed in accordance with GAAP. As a supplemental disclosure, restaurant-level operating profit should not be considered as an alternative to net income or income from operations as an indicator of our performance or as alternatives to any other measure determined in accordance with GAAP.

Chuy’s Holdings, Inc.
Unaudited Condensed Consolidated Income Statements
(In thousands, except share and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 25, 2017	June 26, 2016	June 25, 2017	June 26, 2016
Revenue	$94,472	$87,909	$181,376	$165,963

Costs and expenses:
Cost of sales	24,449	22,397	46,274	42,395
Labor	31,732	28,708	61,431	54,388
Operating	13,164	12,034	25,196	22,590
Occupancy	6,324	5,637	12,445	10,942
General and administrative	4,704	4,870	9,576	9,403
Marketing	712	692	1,343	1,275
Restaurant pre-opening	1,722	1,534	2,824	2,967
Depreciation and amortization	4,307	3,707	8,468	7,184
Total costs and expenses	87,114	79,579	167,557	151,144
Income from operations	7,358	8,330	13,819	14,819
Interest expense, net	16	16	32	31
Income before income taxes	7,342	8,314	13,787	14,788
Income tax expense	2,013	2,534	3,908	4,476
Net income	$5,329	$5,780	$9,879	$10,312

Net income per common share: Basic	$0.32	$0.35	$0.59	$0.62
Net income per common share: Diluted	$0.31	$0.34	$0.58	$0.61

Weighted-average shares outstanding: Basic	16,899,249	16,578,537	16,877,262	16,534,569
Weighted-average shares outstanding: Diluted	17,016,006	16,840,629	17,006,845	16,814,647
Reconciliation of GAAP income from operations to restaurant-level operating profit:

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 25, 2017	June 26, 2016	June 25, 2017	June 26, 2016

Income from operations as reported	$7,358	$8,330	$13,819	$14,819
General and administrative	4,704	4,870	9,576	9,403
Restaurant pre-opening	1,722	1,534	2,824	2,967
Depreciation and amortization	4,307	3,707	8,468	7,184
Restaurant-level operating profit	$18,091	$18,441	$34,687	$34,373

Restaurant-level operating margin (1)	19.1%	21.0%	19.1%	20.7%

(1)	Restaurant-level operating margin is calculated by dividing restaurant-level operating profit by revenue.

Chuy’s Holdings, Inc.
Unaudited Selected Balance Sheet Data
(In thousands)

	June 25, 2017	December 25, 2016
Cash and cash equivalents	$19,746	$13,694
Total assets	256,828	240,728
Long-term debt	—	—
Total stockholders’ equity	168,042	157,065

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com